Exhibit 99.1

Bristol Myers Squibb Announces Virtual 2020 Annual Meeting of Shareholders

NEW YORK – April 14, 2020 – Bristol Myers Squibb (NYSE: BMY) today announced that the Company will hold its 2020 Annual Meeting of Shareholders in a virtual-only format due to public health concerns relating to the coronavirus (COVID-19) and to protect the health and well-being of its shareholders, directors, employees and the public. As previously announced, the 2020 Annual Meeting will be held on May 5, 2020, at 10:00 a.m. Eastern Time.

Shareholders will not be able to attend the 2020 Annual Meeting in-person at a physical location.  However, the virtual 2020 Annual Meeting will provide shareholders of record as of the close of business on March 16, 2020, the ability to participate, vote their shares and ask questions during the meeting via audio webcast.

To be admitted to the virtual 2020 Annual Meeting, shareholders should visit www.virtualshareholdermeeting.com/BMY2020 and enter the 16-digit control number included on your Important Notice Regarding the Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials.

Guests may join the virtual 2020 Annual Meeting in a listen-only mode. No control number is required.

Below are additional details on how shareholders can participate in the virtual 2020 Annual Meeting:

•	Access the meeting platform beginning at 9:50 a.m. ET on May 5, 2020.
•	Vote during the 2020 Annual Meeting by following the instructions available on the meeting website during the meeting.
•	To submit a question before the meeting, visit www.proxyvote.com with your 16-digit control number and select the “Submit a Question for Management” option.
•	To submit a question during the meeting, visit www.virtualshareholdermeeting.com/BMY2020, enter your 16-digit control number and type your question into the “Ask a Question” field and click “Submit.”
•	The company will provide direct and specific information to shareholder proponents on how they can present their shareholder proposals during the meeting.
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If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page. Technical support will be available beginning at 9:30 a.m. ET on May 5, 2020 and will remain available until the meeting has ended.

About Bristol Myers Squibb
Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

Bristol Myers Squibb Contacts
Media:
609-252-3345
media@bms.com

Investors:
Tim Power
609-252-7509
timothy.power@bms.com

Nina Goworek
908-673-9711
nina.goworek@bms.com